Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3/A (File Numbers 333-197090) and S-8 (File Number 333-201258) of Speed Commerce, Inc. of our report dated January 22, 2015, relating to the consolidated financial statements of Sigma Holdings, LLC. as of December 31, 2013, appearing in this Current Report on Form 8-K/A.

/s/ CliftonLarsonAllen LLP

Indianapolis, Indiana
February 4, 2015